Exhibit 1.5

AGREEMENT RESTRICTING SALE OF STOCK

This Agreement Restricting Sale of Stock (this “Agreement”) is entered into as of the         day of            , 2002, by and between            , a             resident (the “Stockholder”), Kashner Davidson Securities Corporation, a             corporation (the “Underwriter”), and Pelion Systems, Inc., a Colorado corporation (the “Company”).

Background

A.
The Company is proposing to sell units (“Units”), consisting of one share of common stock (“Common Stock”) and one warrant to purchase a share of Common Stock, to the public through the Underwriter and, in connection therewith, has filed a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

B.	The Stockholder, as of the date hereof, owns shares of Common Stock, promissory notes convertible into Common Stock and/or preferred stock convertible into Common Stock.

C.	The parties hereto acknowledge that the proposed public sale of the Units will be of significant benefit to the Company and may materially enhance the value of the Common Stock.

D.
The parties hereto acknowledge that the sale of a large number of shares of Common Stock in the market subsequent to the proposed public offering, and the possibility of such sale, could have a detrimental effect on the market price of the Common Stock, and could impede the public offering of the Units.

E.	It is the intent and purpose of the parties to this Agreement to restrict the ability of the Stockholder to sell Common Stock for a period of time specified herein.

F.	The Stockholder’s agreement to restrict the ability to sell Common Stock is material to the Underwriter’s agreement to participate in a public offering of the Units.

Agreement

In consideration of the above recitals, and the mutual covenants and promises contained in this Agreement, the parties agree as follows:

1.	Definitions. When used in this Agreement the following terms will have the meanings set forth below:

a.	“Effective Date” shall mean the date upon which the Registration Statement is declared effective by the Securities and Exchange Commission.

b.	“Restricted Period” shall mean the period of year(s) extending from the Effective Date.

2.
Restrictions on Sale or Other Disposition.    The Stockholder shall not, without the prior written consent of the Underwriter, during the Restricted Period: (a) sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any shares of Common Stock beneficially held by the undersigned as of the Effective Date; (b) sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any options, rights or warrants to purchase shares of Common Stock beneficially held by the Stockholder as of the Effective Date; or (c) sell or grant, or agree to sell or grant, options, rights or warrants with respect to any shares of Common Stock beneficially held by the Stockholder as of the Effective Date. The foregoing does not prohibit gifts to donees who agree to be bound by the restrictions set forth herein or transfers by will or the laws of decent and distribution.

3.
Third Party Beneficiaries.    Each broker/dealer who is engaged by the Company or the Underwriter to act as an underwriter (as defined under Section 2(a)(11) of the Act) with respect to the sale of the Units under the Registration Statement shall be deemed to be beneficiaries under this Agreement with the right to enforce the obligations of the parties hereto.

4.
Liability.    In acting hereunder, neither the Underwriter nor the Company will be liable to the Stockholder for any claims, expenses or liabilities (including any loss the Stockholder may incur because of an inability to sell Common Stock during the Restricted Period) arising under or by reason of this Agreement, except that the Stockholder reserves the right to assert claims against the Underwriter or Company where such party acted in bad faith.

5.
Notices.    Any notice or other document required or permitted to be given or delivered hereunder shall be given in writing to the person listed below by personal delivery, recognized next day delivery service, or U.S. certified mail postage prepaid, and the date upon which any such notice is so personally delivered, or if by next day delivery service or certified mail, the date of receipt at the designated address shall be deemed to be the date of such notice or receipt, irrespective of the date appearing therein. Any notice shall be delivered as follows:

If to the Company:

Pelion Systems, Inc.
1455 Dixon Avenue
Suite 300
Lafayette, Colorado 80026
Attention: Thomas Plunkett

If to the Underwriter:

Kashner Davidson Securities Corporation

Attention:

If to the Stockholder:

The address set forth on the signature page hereto.

Or addressed to such other person or at such other address as that party may have given by written notice in accordance with this provision.

6.	Termination. This Agreement shall terminate and be of no further force or effect if the proposed public offering is not completed on or before January 1, 2003.

7.	Effect of Agreement. This Agreement shall be binding upon and enforceable against the Stockholder, his successors, assigns, heirs, administrators, executors and legal representatives.

KASHNER DAVIDSON SECURITIES CORPORATION		STOCKHOLDER:

By:

Its:

PELION SYSTEMS, INC.

By:

Its:

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